Exhibit 99.2

PRECISION THERAPEUTICS INC.
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following selected unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting under GAAP and gives effect to the Merger among Precision Therapeutics Inc. (“Precision”), Helomics Acquisition, Inc. (“Merger Sub”), a wholly owned subsidiary of Precision, and Helomics Holding Corporation (“Helomics”). Under the Merger Agreement, Helomics will merge with and into Merger Sub, with Merger Sub surviving as a wholly-owned subsidiary of Precision (the “Merger”). Precision and Helomics believe that the Merger will enable both companies to enhance potential value for stockholders, and that both Precision and Helomics will benefit from the Merger. At the effective time of the Merger, each share of Helomics common stock will be converted into the right to receive a proportionate share of 4.0 million shares of Precision common stock and 3.5 million shares of Precision Series D Convertible Preferred Stock, in addition to the 1.1 million shares of Precision common stock already issued to Helomics for Precision’s initial twenty percent ownership interest in Helomics. On the date hereof, Precision is making an offer (the “Exchange Offer”) to holders of certain promissory notes of Helomics that were issued to investors (the “Helomics Notes” or “Helomics Notes Payable”) and accompanying warrants to purchase Helomics common stock (the “Helomics Warrants”), under which Precision will exchange shares of Common Stock, par value $0.01 (“Common Stock”), of Precision for the tendered Helomics Notes Payable and a warrant to purchase shares of Precision Common Stock for each of the Helomics Warrants held by such holders. See “General Terms of Exchange Offer” and “Description of Common Stock and Precision Warrants Included in the Exchange Offer.” If all of Helomics’ $8.8 million in outstanding promissory notes and all of Helomics’ outstanding warrants are so exchanged, Precision will issue: (1) 8.8 million additional shares of common stock at $1.00 per share, (2) 14,245,130 warrants to purchase Precision common stock at an exercise price of $1.00 per share and (3) 597,000 warrants to purchase Precision common stock at an exercise price of $0.01 per share. The unaudited pro forma condensed combined balance sheet as of September 30, 2018 shows the combined financial position of Precision and Helomics as if the merger of the two companies had occurred on September 30, 2018. The unaudited pro forma condensed combined statements of operations for the fiscal year ended December 31, 2017 and the nine months ended September 30, 2018 reflect the merger as if it had occurred on January 1, 2017, the beginning of the earliest period presented. The pro forma statements will be accounted for with Precision being deemed the acquiring company for the Merger under ASC 805 whereby Precision has been concluded to be the accounting acquirer. The unaudited pro forma condensed consolidated financial statements presented do not purport to represent what the results of operations or financial position of the Company would have been had the transaction occurred on the dates noted above, or to project the results of operations or financial position of the Company for any future periods. In the opinion of management, all necessary adjustments to the unaudited pro forma consolidated financial information have been made.

Precision calculated the purchase price of Helomics using the $0.82 closing price per share from January 15, 2019 and multiplying it by the total of 7.5 million shares valuing the purchase price of the transaction at $6,150,000. The unaudited pro forma condensed combined financial information should be read in conjunction with:

• the accompanying notes to the unaudited condensed combined pro forma financial statements;

• the separate historical consolidated financial statements of Precision as of and for the period ending September 30, 2018, and fiscal year ended December 31, 2017, appearing in Precision’s reports; the financial statements of Helomics for the period ended September 30, 2018 included elsewhere in this Form 8-K report; and the financial statements of Helomics for the fiscal year ended December 31, 2017 included in Exhibit 99.3 to the Form 8-K  report of Precision filed on October 30, 2018

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PRECISION THERAPEUTICS INC. UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Pro Forma Condensed Combined Balance Sheet as of September 30, 2018

	Precision Therapeutics(1)	Helomics Holding(2)	Purchase Adjustments	Debt Conversion Adjustments	Note 3	Pro Forma Combined
ASSETS
Current Assets:
Cash and cash equivalents	$209,891	$19,834	$—	$—		$229,725
Accounts Receivable	238,598	342,967	—	—		581,565
Loan receivable – bridge loan	1,815,000	—	—	—		1,815,000
Notes Receivable	163,468	—	(163,468)	—	(c)	—
Inventories	278,155	18,676	—	—		296,831
Prepaid Expense and other assets	404,428	26,865	—	—		431,293
Total Current Assets	3,109,540	408,342	(163,468)	—		3,354,414

Notes Receivable	1,134,774	—	—	—		1,134,774
Equity Investment		1,166,000	(1,166,000)	—	(d)	—
Fixed Assets, net	198,258	1,503,468	—	—		1,701,726
Intangibles, net	973,127	164,282	—	—		1,137,409
Goodwill			16,215,177	—	(e)	16,215,177
Total Assets	$5,415,699	$3,242,092	$14,885,709	$—		$23,543,500

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts Payable	$409,099	$1,907,327	$—	$—		$2,316,426
Note payable – bridge loan, net of discount of $1,293,047	1,004,680	—	—	—		1,004,680
Accrued Expenses	315,039	1,454,517	—	—		1,769,556
Derivative liability	645,008	—	—	—		645,008
Capital leases	—	21,032	—	—		21,032
Notes payable	—	227,512	(227,512)	—	(c)	—
Notes payable – Senior Promissory Notes, $7,615,993 face value, plus interest, net of discount	—	6,575,770	—	(6,575,770)	(i)	—
Deferred Revenue	15,306	—	—	—		15,306
Total Current Liabilities	2,389,132	10,186,158	(227,512)	(6,575,770)		5,772,008

Total Liabilities	2,389,132	10,186,158	(227,512)	(6,575,770)		5,772,008
Commitments and Contingencies	—	—	—	—		—
Stockholders’ Equity
Series B Convertible Preferred Stock, $.01 par value, 20,000,000 authorized, 79,246 outstanding	792	2,500	(2,500)	—	(j)	792
Common Helomics	—	10,833	(10,833)	—	(j)	—
Common Stock, $.01 par value, 50,000,000 authorized, 26,198,300 outstanding	133,983	—	40,000	88,000	(k)	261,983
Preferred Series D Stock, $0.01 par value, 20,000,000 authorized, 3,500,000 outstanding			35,000		(k)	35,000
Additional paid-in capital	64,297,137	5,249,867	6,764,844	4,903,770	(l)	81,215,618
Accumulated Deficit	(61,405,345)	(12,328,266)	8,407,710	1,584,000	(h)	(63,741,901)
Accumulated Other Comprehensive income	—	121,000	(121,000)	—		—
Total Stockholders' Equity	3,026,567	(6,944,066)	15,113,221	6,575,770		17,771,492

Total Liabilities and Stockholders' Equity	$5,415,699	$3,242,092	$14,885,709	$—		$23,543,500

(1) Derived from the Precision Therapeutics Inc. unaudited balance sheet as of September 30, 2018.

(2) Derived from the Helomics Holding Corporation audited balance sheet as of September 30, 2018.

Pro Forma Condensed Combined Statement of Operations - Nine Months Ended September 30, 2018

	Precision(1)	Helomics(2)	Merger Related Adjustments	Note 3	Pro Forma Combined Totals

Revenue	$1,100,108	$477,074	$—		$1,577,182
Cost of goods sold	309,320	156,475	—		465,795
Gross margin	790,788	320,599	—		1,111,387
Expenses
General and administrative expenses	2,708,274	2,681,618	—		5,389,892
Operations expenses	1,390,434	1,435,601	—		2,826,035
Sales and marketing expenses	1,726,087	204	—		1,726,291
Total expense	5,824,795	4,117,423	—		9,942,218

Income/loss from operations	(5,034,007)	(3,796,824)	—		(8,830,831)
Interest expense	—	(3,449,104)	—		(3,449,104)
Other income	—	146,588	—		146,588
Loss on equity method investment	(1,606,294)	—	1,606,294	(g)	—
Net loss available to common shareholders	(6,640,301)	(7,099,340)	1,606,294		(12,133,347)

Comprehensive loss	$(6,640,301)	$(6,978,340)	$1,606,294		$(12,012,347)
Loss per common share - basic and diluted	(0.55)				(0.50)

Weighted average shares used in computation - basic and diluted	12,178,285			(b)	23,812,716

(1) Derived from Precision Therapeutics Inc. unaudited statement of operations for the nine months ended September 30, 2018

(2) Derived from Helomics Holding Corporation audited statement of operations for the nine months ended September 30, 2018

Pro Forma Condensed Combined Statement of Operations - Year Ended December 31, 2017

	Precision(1)	Helomics(2)	Purchase Adjustments	Note 3	Pro Forma Combined Totals
Revenue	$654,836	$1,578,995			$2,233,831
Cost of goods sold	148,045	323,742			471,787
Gross margin	506,791	1,255,253			1,762,044
Expenses
General and administrative expenses	6,041,485	3,854,926	547,569	(f)	10,443,980
Operations expenses	1,207,724	3,402,550			4,610,274
Sales and marketing expenses	1,004,175	8,500			1,012,675
Total expense	8,253,384	7,265,976	547,569		16,066,929

Income/loss from operations	(7,746,593)	(6,010,723)	(547,569)	(f)	(14,304,885)
Gain on settlement of note	—	215,516			215,516
Loss on derivative instrument	—	(1,153,998)			(1,153,998)
Net loss available to common shareholders	(7,746,593)	(6,949,205)	(547,569)		(15,243,367)
Net loss	$(7,746,593)	$(6,949,205)	(547,569)		$(15,243,367)
Loss per common share - basic and diluted	(1.22)				(0.84)

Weighted average shares used in computation - basic and diluted	6,362,989			(a)	18,093,212

Notes to the Unaudited Pro Forma Condensed Combined Statement of Operations:

(1) Derived from the Precision Therapeutics Inc. audited statement of operations for the year ended December 31, 2017

(2) Derived from the Helomics Holding Corporation audited statement of operations for the year ended December 31, 2017

Footnotes to Pro Forma Condensed Combined Financial Statements

Note 1 – Description of Transaction and Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared in accordance with GAAP and pursuant to the rules and regulations of SEC Regulation S-X and present the pro forma financial position and results of operations of the combined companies based upon the historical data of Precision Therapeutics Inc. and Helomics Holding Corporation.

For the purposes of the unaudited pro forma combined financial information, the accounting policies of Precision and Helomics are aligned with no significant differences. As such, the adjustments described in Note 3, “Pro Forma Adjustments,” do not relate to adjustments made to align the accounting policies of the financial statements presented.

Description of Transaction

On June 28, 2018, Precision Therapeutics Inc. (the “Company”) entered into an agreement and Plan of Merger (the “Merger Agreement”) with Helomics Acquisition, Inc., a wholly-owned subsidiary of the Company (Merger Sub”), and Helomics Holding Corporation (“Helomics”). The Merger Agreement contemplates a forward triangular merger with Merger Sub surviving the merger with Helomics and becoming a wholly-owned operating subsidiary of the Company (the “Merger”). The Merger is intended to qualify for federal income tax purposes as a tax-free reorganization under the provision of Section 368(a) of the Code.

At the time of the merger, all outstanding shares of Helomics stock not already held by the Company will be converted into the right to receive a proportionate share of 4.0 million shares of common stock of the Company and 3.5 million shares of Series D Convertible Preferred Stock of the Company, (“Merger Shares”), in addition to the 1.1 million shares of the Company’s common stock already issued to Helomics for the Company’s initial 20% ownership in Helomics. Also, 860,000 shares of the merger consideration are to be held in escrow for 18 months to satisfy indemnification claims. Helomics’ management team is expected to remain in their respective leadership positions at Helomics and to manage the existing TumorGenesis operations.

Helomics currently has outstanding $8.8 million in promissory notes and warrants to purchase 23.7 million shares at an exercise price of $1.00 per share of Helomics common stock held by the investors in the notes. Helomics agrees to use commercially reasonable efforts to cause the holder of each such promissory note to enter into an agreement whereby such holder agrees that, effective upon the closing of the Merger, (a) all or a certain portion of the indebtedness evidenced by such promissory note shall be converted into common stock in the Company, (b) all of such holder’s Helomics’ warrants shall be converted into warrants of the Company, and (c) the unconverted portion of said indebtedness shall be converted into a promissory note issued by the Company dated as of the closing of the Merger. The Merger is expressly conditioned on the holders of at least 75% of the $8.8 million in outstanding Helomics promissory notes agreeing to such an exchange (and the parties contemplate that each Helomics warrant will be exchanged for a Company warrant at a ratio of 0.6 Precision warrants for each Helomics warrant, with an exercise price of $1.00 per share. The common stock issuable upon exercise of the Company warrants will be registered in connection with the Merger).

In addition, Helomics has 995,000 warrants held by other parties at an exercise price of $0.01 per share of Helomics common stock. It is contemplated that these warrants will be exchanged at the time of the closing of the Merger for warrants to purchase 597,000 shares of Company common stock at $0.01 per share.

The Merger Agreement also obligates the Company to approve, prior to the closing of the Merger, the grant of stock options exercisable for an aggregate of 900,000 shares of common stock in the Company under the Company’s existing equity plan to the employees and consultants of Helomics designated by Helomics, according to the allocation determined by Helomics in good faith consultation with the Company.

Completion of the Merger is also subject to (i) customary closing conditions including the approval of the merger by the stockholders of both companies, (ii) certain materiality-based exceptions, (iii) the accuracy of the representations and warranties made by, and the compliance or performance of the obligations of, each of the Company and Helomics set forth in the Merger Agreement, (iv) satisfactory results of the Company’s due diligence of Helomics, and (v) satisfactory results of Helomics’ due diligence of the Company.

The Merger likewise contains customary representations, warranties and covenants, including covenants obligating each of the Company and Helomics to continue to conduct their respective businesses in the ordinary course, and to provide reasonable access to each other’s information. Finally, the Merger Agreement contains certain termination rights in favor of each of the Company and Helomics.

Basis of Presentation

Management has preliminarily concluded that the transaction represents a business combination pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 805, Business Combinations. Management has not yet completed an external valuation analysis of the fair market value of Helomics assets to be acquired and liabilities to be assumed. Using the estimated total consideration for the transaction, management has estimated the allocations to such assets and liabilities. The preliminary purchase price allocation has been used to prepare pro forma adjustments in the unaudited pro forma condensed combined balance sheet. The final purchase price allocation will be determined when management has determined the final consideration and completed the detailed valuations and other studies and necessary calculations. The final purchase price allocation could differ materially from the preliminary purchase price allocation used to prepare the pro forma adjustments. The final purchase price allocation may include: (i) changes in allocation to intangible assets and bargain purchase price gain or goodwill based on the results of certain valuations and other studies that have yet to be completed, (ii) other changes to assets and liabilities and (iii) changes to the ultimate purchase consideration.

Note 2 – Preliminary Purchase Price Allocations

Management has performed a preliminary valuation analysis of the fair market value of Helomics assets and liabilities. The following table summarizes the allocation of the preliminary purchase price as of the acquisition date:

Cash and cash equivalents	$19,834
Accounts receivable	342,967
Inventories	18,676
Prepaid expense and other assets	26,865
Fixed Assets	1,503,468
Intangibles, net	164,282
Accounts payable	(1,907,328)
Accrued expenses	(1,454,517)
Capital leases	(21,032)
Interest on notes	(1,142,399)
Convertible notes	(7,615,993)
Goodwill	16,215,177 (m)
Total consideration	$6,150,000 (j)

(m)To reflect the goodwill recognized as a result of the transaction.

(n)Consideration of $6,150,000 represents the market value ($0.82 per share as of January 15, 2019) on approximately 4.0 million shares of Precision common stock and 3.5 million shares of Precision Series D Convertible Preferred Stock.

The allocation of the estimated purchase price is preliminary because the proposed Merger has not yet been completed. The purchase price allocation will remain preliminary until management determines the fair values of assets acquired and liabilities assumed. The final determination of the purchase price allocation is anticipated to be completed as soon as practicable after completion of the Merger and will be based on the fair values of the assets acquired and liabilities assumed as of the Merger closing date. The final amounts allocated to assets acquired and liabilities assumed could differ significantly from the amounts presented in the unaudited pro forma condensed combined financial statements.

Under the acquisition method of accounting, the total purchase price is allocated to the acquired tangible and intangible assets and assumed liabilities of Helomics based on their estimated fair values as of the transaction closing date. The excess of the acquisition consideration paid over the estimated fair values of net assets acquired will be recorded as goodwill in the condensed combined balance sheet.

The following table illustrates the effect of change in Precision common stock price and the resulting impact on the estimated total purchase price and estimated goodwill.

Change in Stock Price	Stock Price	Estimated Purchase Price	Estimated Goodwill
Increase by 10%	$0.90	6,765,000	16,830,177

Decrease by 10%	$0.74	5,535,000	15,600,177

Increase by 20%	$0.98	7,380,000	17,445,177

Decrease by 20%	$0.66	4,920,000	14,985,177

Increase by 30%	$1.07	7,995,000	18,060,177

Decrease by 30%	$0.57	4,305,000	14,370,177

Increase by 50%	$1.23	9,225,000	19,290,177

Decrease by 50%	$0.41	3,075,000	13,140,177

Note 3 – Pro forma adjustments

The pro forma adjustments are based on our preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited pro forma condensed combined financial information.

(a)	Represents the weighted average shares of common stock for the December 31, 2017 condensed combined statement of operations calculated by (a) taking the actual weighted average common stock basic and diluted as of that date divided by the actual common stock outstanding as of that date; then, (b) the newly acquired shares of common stock are added to the existing common shares outstanding for the pro forma combined total of outstanding common shares. The sum of the new shares in (b) is multiplied by the ratio determined from the original calculation in (a) for estimated weighted average shares in the pro forma.
(b)	Represents the weighted average shares of common stock for the September 30, 2018 condensed combined statement of operations calculated by (a) taking the actual weighted average common stock basic and diluted as of that date divided by the actual common stock outstanding as of that date; then, (b) the newly acquired shares of common stock are added to the existing common shares outstanding for the pro forma combined total of outstanding common shares. The sum of the new shares in (b) is multiplied by the ratio determined from the original calculation in (a) for estimated weighted average shares in the pro forma.
(c)	Assumes the elimination of the note payable due from Helomics to the Company as of September 30, 2018.
(d)	Represents the elimination of Helomics’ previously held interest in the Company.
(e)	Represents the calculation of goodwill (Refer to Note 2 for discussion of Goodwill).
(f)	Represents the valuation of the 900,000 employee stock options issued for the Helomics employees on completion of the merger.
(g)	Represents the elimination of the equity method investment loss in 2018 since the Merger is considered completed as of January 1, 2017 for pro forma purposes.
(h)	Purchase adjustments: represents elimination of historical Helomics accumulated deficit, offset by compensation expense for stock options issued to Helomics employees concurrent with the merger transaction. Debt conversion adjustments: represents gain on conversion of Helomics convertible notes into Precision common shares, concurrent with the merger transaction.
(i)	Reflects conversion of the outstanding Helomics convertible notes through issuance of Precision common stock and warrants to purchase common stock to the convertible note holders, concurrent with the merger transaction. This conversion also results in a gain on debt conversion of $1,584,000 due to the Precision common shares and warrants issued to the noteholders at $0.82, which is under the $1.00 deal price. This gain has been excluded from the pro forma Statement of Operations, as it is not expected to have a continuing impact on the Registrant. As such it was excluded, consistent with Rule 11-02(b)(6).
(j)	Reflects elimination of historical Helomics equity balances.
(k)	Represents issuance of 4 million shares of Precision common stock and 3.5 million shares of Precision Series D preferred stock to Helomics common stockholders as merger consideration, as well as issuance of $8.8 million shares of Precision common stock to holders of Helomics convertible notes, concurrent with the merger transaction.
(l)	Purchase adjustments: represents elimination of historical Helomics paid-in capital, offset by issuance of Precision common and preferred shares as merger consideration, as well as stock options issued to Helomics employees concurrent with the merger transaction. Debt conversion adjustments: represents issuance of Precision common stock to holders of Helomics’ convertible notes, concurrent with the merger transaction.